CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Management of the Fund and the Acquiring Fund: Other" in the Prospectus/Proxy Statement in this Registration Statement on Form N-14 of The Spectra Funds.

ERNST & YOUNG LLP

New York, New York
September 17, 2007

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SM&R Alger Technology Fund on Form N-14 of our reports dated September 27, 2006, on our audits of the financial statements and financial highlights of SM&R Alger Technology Fund as of August 31, 2006, and for the year then ended, which is incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the heading "Financial Statements and Experts" appearing in the Prospectus/Proxy Statement, which is part of this Registration Statement.

BKD, LLP

Houston, Texas
September 17, 2007